UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2009

KIMCO REALTY CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Maryland	1-10899	13-2744380
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

3333 New Hyde Park Road New Hyde Park, NY	11042-0020
(Address of Principal Executive Offices)	(Zip Code)

(516) 869-9000

 (Registrant’s telephone number, including area code)

Not applicable

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01. Financial Statements and Exhibits.

The Company is filing as an exhibit to this Current Report on Form 8-K, and incorporating herein by reference, the figures used to calculate the Company’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the quarter ended June 30, 2009.

For purposes of determining the ratio of earnings to total fixed charges, “earnings” consist of loss from continuing operations before income taxes and noncontrolling interest, (income) loss related to equity method investees, distributed income of equity method investees, noncontrolling interest in pre-tax (income) loss, amortization of interest capitalized and fixed charges.  “Total fixed charges” consist of interest expense (including interest costs capitalized) and other financial charges and an interest factor attributable to rentals.  The interest factor attributable to rentals consists of one-third of rental charges, which we deem to be representative of the interest factor inherent in rents.

For the purposes of determining the ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” consist of loss from continuing operations before income taxes and noncontrolling interest, (income) loss related equity method investees, distributed income of equity method investees, noncontrolling interest in pre-tax (income) loss, amortization of interest capitalized and fixed charges.  “Combined fixed charges” consist of interest expense (including interest costs capitalized) and other financial charges, preferred dividends (including tax effect factor) and an interest factor attributable to rentals.  The interest factor attributable to rentals consists of one-third of rental charges, which we deem to be representative of the interest factor inherent in rents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMCO REALTY CORPORATION

Date:  September 17, 2009

By:

/s/    Michael V. Pappagallo

Name:

Michael V. Pappagallo

Title:

Executive Vice President,

Chief Financial Officer and

Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Calculation of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends

4